[GODFREY & KAHN, S.C. LETTERHEAD LOGO]

Exhibit (i)(3)

January 29, 2008

M&I Investment Management Corp.

111 East Kilbourn Avenue, Suite 200

Milwaukee, Wisconsin 53202

RE:	Series I shares of Marshall Large-Cap Value Fund, Marshall Large-Cap Growth Fund, Marshall Mid-Cap Value Fund, Marshall Mid-Cap Growth Fund and Marshall Small-Cap Growth Fund

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by Marshall Funds, Inc. (the “Company”) of an indefinite number of shares (the “Shares”) of common stock, $.0001 par value, of the Series I shares of Marshall Large-Cap Value Fund, Marshall Large-Cap Growth Fund, Marshall Mid-Cap Value Fund, Marshall Mid-Cap Growth Fund and Marshall Small-Cap Growth Fund (collectively, the “Funds”), in the manner set forth in Post-Effective Amendment No. 52 to the Company’s Registration Statement on Form N-1A (the “Registration Statement”).

We have examined: (a) the Registration Statement (and the Prospectus of the Funds included therein), (b) the Company’s Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “1933 Act”), or within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.